Exhibit 3.1

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

First: The name of this Corporation is Greenrose Acquisition Corp.

Second: Its registered office in the State of Delaware is to be located at 251 Little Falls Drive, in the City of Wilmington County of New Castle, Zip Code 19808. The registered agent in charge thereof is Corporation Service Company.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The amount of the total stock of this corporation is authorized to issue is ten million (10,000,000) shares of common stock with a par value of $0.0001 per share.

Fifth: The name and mailing address of the incorporator are as follows:

William F. Harley III

1000 Woodbury Road

Suite #212

Woodbury, NY 11797

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 26th day of August, 2019.

By:	/s/ William F. Harley III
Name:	William F. Harley III